Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Marpai, Inc.

(Exact Name of Registrant
as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share (2)(3)	457(c)	3,943,334	$0.94	$3,706,733.96	$147.60 per $1,000,000	$547.11
	Total Offering Amounts					$3,706,733.96		$547.11
	Total Fees Previously Paid							--
	Total Fee Offsets							--
	Net Fee Due							$547.11

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for a share of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on May 28, 2024, which date is a date within five business days of the filing of this registration statement.
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Represents 3,943,334 shares of the registrant’s Common Stock issuable upon the conversion those certain Senior Secured Convertible Debentures.